CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

          We have issued our report dated April 28, 2000, accompanying the consolidated financial statements and schedules included in the Annual Report of Countrywide Credit Industries, Inc. on Form 10-K for the year ended February 29, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statements of Countrywide Credit Industries, Inc. on Form S-3 (File No. 333-06473, effective June 21, 1996; File No. 33-59559 and 33-59559-01, effective June 26, 1995 and as amended on March 26, 1997; File No. 333-3835 and 333-3835-01, effective August 2, 1996 and amended on March 26, 1997; File No. 333-14111, 333-14111-01, 333-14111-02, and 333-14111-03,
          effective  December  10,  1996;  File  No.  333-31529,   333-31529-01,
          effective  August  12,  1997;  File No.  333-58125  and  333-58125-01,
          effective  July 16, 1998;  and File No.  333-66467  and  333-66467-01,
          effective November 10, 1998) and on Form S-8 (File No. 33-9231, effective October 20, 1986, as amended on February 19, 1987, and as amended on December 20, 1988; File No. 33-17271, effective December 20, 1987; File No. 33-42625, effective September 6, 1991; File No. 33-56168, effective December 22, 1992; and File No. 33-69498, effective September 28, 1993; as supplemented on September 28, 1996; File No. 333-66095, effective October 23, 1998; File No. 333-73089, effective March 1, 1999; File No. 333-87417,  effective  September 20,
          1999) and on Form S-4  (File No.  333-37047,  effective  November  19,
          1997).



Los Angeles, California
April 28, 2000